SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

							Commission File Number    0-18186
										.......................

JJFN SERVICES, INC.
 ...................................................................
(Exact name of registrant as specified in its charter)

100 Quentin Roosevelt Boulevard, Garden City, New York 11530
(516) 683-8116
 ...................................................................
(Address, including zip code, and telephone number, including area code of registrant's principal executive office)

Common Stock
 ..................................................................
(Title of each class of securities covered by this Form)

None
 ..................................................................
(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

		Rule 12-g4(a)(1)(i)	[X]		Rule 12h-3(b)(1)(ii)	[   ]
		Rule 12-g4(a)(1)(ii)	[   ]		Rule 12h-3(b)(2)(i)	[   ]
		Rule 12-g4(a)(2)(i)	[   ]		Rule 12h-3(b)(2)(ii)	[   ]
		Rule 12-g4(a)(2)(ii)	[   ]		Rule 15d-6		[   ]
		Rule 12h-3(b)(1)(i)	[   ]

	Approximate number of holders of record as of the certification or notice date:

		One
 ..................................................................


Pursuant to the requirements of the Securities Exchange Act of 1934, JJFN Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:November 25, 1996

BY:

/s/Susan Schlapkohl
 .................................................
Susan Schlapkohl, President